Exhibit 10.25

BIOFORM MEDICAL, INC.

DIRECTORS’ FEE PLAN

1. Purpose. The BioForm Medical, Inc. Directors’ Fee Plan (the “Plan”), first effective for the calendar year beginning January 1, 2009, is intended to set forth the method of payment of retainer fees for members of the Board of Directors (the “Board,” and each member, a “Director”) of BioForm Medical, Inc. (the “Company”), and to allow such Directors to elect to receive certain fees for services to the Company in the form of cash or options to purchase Company common stock.

2. Election of Form of Payment.

(a) The Director may make an election in the form attached hereto as Schedule I to receive the specified percentage of fees for services to be performed by the Director as a member of the Board and committees of the Board and for any services as a committee chair during the calendar year following the calendar year in which the election is made that would otherwise be paid in cash to the Director (the “Fees,” which are listed in Schedule I hereto, as may be amended by the Board from time to time), in the form of either cash or an option to purchase common stock of the Company (an “Option”).

(b) An individual who first becomes a Director after the beginning of a calendar year will be paid all Fees in cash for the remainder of that calendar year and may make the election described in Section 2(a) for any future calendar year, provided that such election is made in accordance with Section 2(a).

(c) Any election made pursuant to the Plan shall continue in effect with respect to Fees earned for each subsequent calendar year unless, prior to January 1 of the succeeding calendar year, the Director shall have filed with the Company a written revocation of this election and/or a superseding election.

(d) A Director’s Fees shall be paid 100% in cash unless and until an election is made to the contrary.

3. Payment.

(a) The Company shall either make a cash payment or grant an Option to each Director on the first business day of each calendar quarter for Fees for services to be rendered during such quarter. If a Director has elected, pursuant Section 2, above, to receive any portion of such Fees in the form of an Option, the number of shares underlying the Option shall be calculated such that the Black Scholes value (determined on such date) of the Option will equal one-fourth of the annual Fees with respect to which the election is made.

(b) Any Option received pursuant to this Plan shall be granted under and pursuant to the BioForm Medical, Inc. 2007 Equity Incentive Plan and shall be subject to all of the terms and conditions therein, as well as the terms and conditions of the applicable award agreement.

(c) Each Option shall vest on the last business day of the calendar quarter in which it was granted, subject to the Director’s continued service as a Director on such date. Any Option that does not vest on the specified vesting date shall be immediately and automatically forfeited.

(d) The exercise price of an Option shall be the fair market value of the underlying share on the date of grant.

4. Restriction on Alienation. Neither the Director nor any beneficiary nor any next-of-kin shall have any right to sell, assign, transfer or otherwise convey any rights or obligations hereunder, in whole or in part, whether voluntarily or involuntarily, which rights and obligations are expressly declared to be non-assignable and non-transferable.

5. Section 409A of the Code. The election hereunder is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder and shall be construed accordingly. Notwithstanding anything to the contrary in this Plan, neither the Company nor any person acting on behalf of the Company shall be liable to the Director or to his or her estate or beneficiary by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Plan to be exempt from or to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

6 Successors. The Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Director, his or her personal representatives, designated beneficiary and next-of-kin.

7. Administration. The Board and its designees shall have full discretionary power to administer the Plan, including, but not limited to, the power to interpret the Plan and make and enforce such rules as it deems necessary or proper for the efficient administration of the Plan.

8. Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan will impair the vested rights of any Director, unless mutually agreed otherwise in writing by the Company and the Director.

9. Governing Law. The Plan will be governed by the laws of the State of California.

BioForm Medical, Inc.

By:	/s/ Steven L. Basta
Name:	Steven L. Basta

Schedule I

BioForm Medical, Inc.

Directors’ Fees Election Form

I, __________________________, hereby elect to have Fees paid in the following form (one form of payment should be marked with an “x”):

☐	100% cash;

☐	50% cash and 50% Options; or

☐	100% Options.

For purposes of this Agreement, Fees means the following annual retainer amounts, if applicable (as may be amended from time to time):

Board Membership	$20,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$7,500
Nominating and Governance Committee Chair	$5,000
Other Committee Members	$2,500

Accepted and Agreed:

Director

Date: ________________

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